Exhibit 99.01


General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200,
Oakbrook Terrace, IL  60181, (630) 954-0400                  AMEX:  JOB


FOR IMMEDIATE RELEASE                                         April 30, 2007

COMPANY:   General Employment Enterprises, Inc.

CONTACT:   Doris A. Bernar
           Communications Manager & Assistant Corporate Secretary
           Phone (630) 954-0495    (630) 954-0592 fax
           e-mail  invest@genp.com



                General Employment Reports Second Quarter Results


OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported net income of $90,000, or $.02 per share, for the quarter ended March 31, 2007, compared with net income of $175,000, or $.03 per share, for the same quarter last year.

The Company's consolidated net revenues for the quarter were $4,960,000, down 1% from $5,000,000 for the same quarter last year. Placement service revenues of $2,847,000 were up 23%, while contract service revenues of $2,113,000 decreased 21%.

Commenting on the Company's performance for the quarter, Herbert F. Imhoff, Jr., board chairman and CEO, said, "In our placement services division, we saw a continuation of the strong revenue growth that we have experienced for several quarters. We made 12% more placements and realized an 8% higher average placement fee. In our contract services division, however, we saw continued weakness, and billable hours dropped 25%." Mr. Imhoff added, "The decline in consolidated net revenues, together with a 1% increase in operating expenses, resulted in a 49% decrease in net income for the quarter."


                              Six Months Results

For the six months ended March 31, 2007, the Company had net income of $386,000, or $.07 per share, a 27% increase compared with net income of $303,000, or $.06 per share, for the same period last year. Consolidated net revenues for the six-month period were $9,804,000, up 1% compared with $9,713,000 last year.


                              Business Information

General Employment provides professional staffing services through a network of 19 branch offices located in 9 states, and specializes in information technology, accounting and engineering placements.

The Company's business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company's business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company's business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.








                     GENERAL EMPLOYMENT ENTERPRISES, INC.
                       CONSOLIDATED STATEMENT OF INCOME
                       (In Thousands, Except Per Share)

                                          Three Months          Six Months
                                         Ended March 31       Ended March 31
                                         2007      2006       2007      2006

Net revenues:
  Contract services                    $ 2,113   $ 2,685    $ 4,313   $ 5,323
  Placement services                     2,847     2,315      5,491     4,390
  Net revenues                           4,960     5,000      9,804     9,713

Operating expenses:
  Cost of contract services              1,442     1,902      2,918     3,758
  Selling                                1,848     1,420      3,452     2,690
  General and administrative             1,639     1,554      3,190     3,056
  Total operating expenses               4,929     4,876      9,560     9,504

Income from operations                      31       124        244       209
Investment income                           59        51        142        94

Net income (1)                         $    90   $   175    $   386   $   303

Average number of shares:
  Basic                                  5,148     5,148      5,148     5,148
  Diluted                                5,381     5,328      5,358     5,351

Net income per share -
  basic and diluted                    $   .02   $   .03    $   .07   $   .06

  __________________________________________________
(1) There was no provision for income taxes in either year, because of the availability of losses carried forward from prior years.






                     GENERAL EMPLOYMENT ENTERPRISES, INC.
             SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                                (In Thousands)




                                                    March 31     September 30
                                                      2007            2006

Assets:
  Cash and cash equivalents                         $ 5,539         $ 5,904
  Other current assets                                2,806           2,570

  Total current assets                                8,345           8,474
  Property and equipment, net                           928             801

  Total assets                                      $ 9,273         $ 9,275


Liabilities and shareholders' equity:
  Current liabilities                               $ 2,524         $ 2,423
  Shareholders' equity(2)                             6,749           6,852

  Total liabilities and shareholders' equity        $ 9,273         $ 9,275


__________________________________________________
(2) During the six months ended March 31, 2007, the board of directors declared a cash dividend of $.10 per common share, resulting in a $515,000 charge to retained earnings.